Exhibit 5.1
[Letterhead of Kennedy & Baris, L.L.P.]
June 2, 2008
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, OK 74074
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Southwest Bancorp, Inc., an Oklahoma corporation (the “Company”) in connection with the filing by the Company and Southwest Capital Trust II, Southwest Capital Trust III, and Southwest Capital Trust IV, the Company’s Delaware statutory trust subsidiaries (the “Trusts”), of a shelf Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) for the registration under the Act of up to $75,000,000 aggregate amount of the following securities, to be offered and sold from time to time in one or more offerings by the Company or the Trusts:
(i)	debt securities of the Company;

(ii)	junior subordinated debentures of the Company;

(iii)	guarantees by the Company;

(iv)	serial preferred stock of the Company;

(v)	depositary shares of the Company;

(vi)	rights of the Company;

(vii)	warrants of the Company;

(viii)	units of the Company; and

(ix)	trust preferred securities of the Trusts.
(collectively, the “Securities”) all as more fully described in the Registration Statement. All capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement.

Southwest Bancorp, Inc.
June 2, 2008

     This opinion relates solely to the issuance of trust preferred securities by one or more of the Trusts. In rendering this opinion, we have reviewed (i) the Company’s amended and restated certificate of incorporation and by-laws, each as amended to date; (ii) certain resolutions of the Company’s Board of Directors or committees of the Board of Directors (the “Resolutions”); (iii) the Registration Statement, including the prospectus filed therewith constituting a part of the Registration Statement and the exhibits to the Registration Statement; (iv) those exhibits that have been incorporated by reference to the Registration Statement; and (v) such other proceedings, documents, and records and such questions of law as we have deemed necessary or appropriate to enable us to render this opinion.
     In so acting, we have also examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed herein.
     We have assumed that (i) the Securities offered by the Company and the Trusts will have been specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof or by the administrators or other authorized persons of the applicable Trust, (ii) any Securities issuable upon conversion, exchange, or exercise of any Security being offered will have been duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise, (iii) the Commission will have entered an appropriate order declaring effective the Registration Statement, (iv) a prospectus supplement will have been filed with the Commission describing the Securities offered thereby, (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable prospectus supplement, (vi) a definitive purchase, underwriting, guarantee, or similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company, the applicable Trust and the other parties thereto, (vii) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (viii) the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted as copies, and (ix) the genuineness of all signatures and legal competence of all signatories.
     With respect to the issuance and sale of any junior subordinated debentures, we have assumed that (i) the junior subordinated debenture indenture will have been duly executed and delivered by the Company and the trustee named therein (the “Junior Subordinated Debt Indenture”), and (ii) the junior subordinated debentures, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in the Junior Subordinated Debt Indenture relating thereto.
     With respect to the issuance and sale of any trust preferred securities of the Trusts, we have assumed that (i) an amended and restated trust agreement (“Amended and Restated Trust Agreement”) will have been duly authorized and validly executed and delivered by the Company, the administrative trustees or other authorized parties of the applicable Trust, and the other parties thereto; and (ii) the trust preferred securities of the applicable Trust, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Trust and (b) as provided in the Amended and Restated Trust Agreement relating thereto.
     Based upon the foregoing, we are of the opinion that any Securities consisting of trust preferred securities will, when issued in accordance with the terms of the Amended and Restated Trust Agreement applicable thereto, and as described in the Registration Statement and any prospectus supplement relating thereto, constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, rehabilitation, moratorium, fraudulent

Southwest Bancorp, Inc.
June 2, 2008

conveyance, marshalling or other laws affecting the enforcement of creditors’ rights and remedies, and (ii) subject to principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), public policy, applicable law relating to fiduciary duties, and judicial imposition of an implied covenant of good faith and fair dealing, and principles regarding successor liability, equitable subordination, substantive consolidation of entities, and the adequacy of consideration for a person’s guarantee of its affiliate’s obligations.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely
/s/ Kennedy & Baris, LLP